Exhibit 21

Subsidiaries of the Registrant

The information below is provided, as of December 31, 2010 with respect to the subsidiaries of the Registrant, all of which are wholly owned by the Corporation, directly or indirectly. The names of certain inactive subsidiaries and other consolidated subsidiaries of the Registrant have been omitted because such subsidiaries would not constitute a significant subsidiary, individually or in the aggregate.

Name	Organized Under the Laws of

Curtiss-Wright Flow Control Corporation	New York
Curtiss-Wright Controls, Inc.	Delaware
Metal Improvement Company, LLC	Delaware
Curtiss-Wright Electro-Mechanical Corporation	Delaware
Penny & Giles Controls Limited	United Kingdom
Curtiss-Wright Antriebstechnik GmbH	Switzerland
Vista Controls, Inc.	California
Curtiss-Wright Controls Integrated Sensing, Inc	Delaware
Curtiss-Wright Flow Control Company Canada	Nova Scotia
Peerless Instrument Co., Inc.	New York
Dy4 Systems, Inc.	Ontario
Primagraphics (Holdings) Limited	United Kingdom
Novatronics, Inc.	Ontario
Systran Corporation	Ohio
Indal Technologies, Inc	Canada
Curtiss Wright Controls (UK) Ltd	United Kingdom
Dy4 Inc	Delaware